Exhibit 12.1

Suares & Associates

ATTORNEYS AT LAW
833 FLATBUSH AVENUE
SUITE 100
BROOKLYN, NEW YORK 11226
dsuares@suaresassociates.com

TEL: 718-622-8450	FAX: 718-282-3113

February 25, 2020

Board of Directors

Atomic Studios, Inc.

1140 Highland Ave #222

Manhattan Beach CA 90266

Gentlemen:

I have acted, at your request, as special counsel to Atomic Studios, Inc., a Wyoming corporation, (“Atomic Studios, Inc.”) for the purpose of rendering an opinion as to the legality of 10,000,000 shares of Atomic Studios, Inc. common stock, par value $0.0001 per share to be offered and distributed by Atomic Studios, Inc. (the “Shares”), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by Atomic Studios, Inc. with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of New York, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Atomic Studios, Inc. and all amendments thereto, the By-Laws of Atomic Studios, Inc., selected proceedings of the board of directors of Atomic Studios, Inc. authorizing the issuance of the Shares, certificates of officers of Atomic Studios, Inc. and of public officials, and such other documents of Atomic Studios, Inc. and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of Atomic Studios, Inc., the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Atomic Studios, Inc. against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of New York corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than New York, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Donnell Suares

Donnell Suares